EXHIBIT TO ITEM 77M

MERGERS

Touchstone High Yield Fund


      At a meeting held on August 18, 2016, the Board of Trustees of the Touchstone Investment Trust ("TINT') and Touchstone Funds
Group Trust ("TFGT") approved the reorganization of the Touchstone High Yield Fund, a series of TINT into the Touchstone
High Yield Fund, a series of TFGT.

      Circumstances and details of the reorganization of the TINT Touchstone High Yield Fund into the TFGT Touchstone High Yield Fund are described and incorporated by reference to 485(b) filed with the Securities and Exchange Commission ("SEC") via Edgar on January 27, 2017 (Accession No.: 0000914243-17-000005).